News Release
For more information contact:

Media, please contact:
Chris Romoser, Iomega Corporation, (858) 314-7148, romoser@iomega.com

Analyst/Investors, please contact:
Preston Romm, Iomega Corporation, (858) 314-7188

FOR IMMEDIATE RELEASE

Iomega Corporation Receives Unsolicited Acquisition Proposal
And Determines That It Is Not A Superior Proposal

San Diego, March 10, 2008 – Iomega Corporation (NYSE: IOM) announced today the receipt of an unsolicited non-binding indication of interest from EMC Corporation (NYSE: EMC), in which EMC indicated that it is prepared to offer to acquire the outstanding common stock of Iomega for $3.25 per share, assuming a total of approximately 54.8 million outstanding shares.  Iomega’s board of directors met on March 9, 2008, and unanimously determined that the proposal from EMC would not reasonably constitute a superior proposal within the meaning of the share purchase agreement between Iomega, ExcelStor Great Wall Technology Limited, a Cayman Islands company, and Shenzhen ExcelStor Technology Limited, a PRC company, from Great Wall Technology Company Limited, a People’s Republic of China company, ExcelStor Group Limited, a Cayman Islands company, and ExcelStor Holdings Limited, a British Virgin Islands company (the “Selling Stockholders”).  The Board reached its conclusion based upon valuation and the Board’s view that the proposed due diligence contingencies were overly broad.

As previously announced, Iomega and the Selling Stockholders executed a share purchase agreement, dated December 12, 2007, in connection with a business combination.  Iomega and the Selling Stockholders are in the process of preparing the required filings for obtaining the necessary regulatory and stockholder approvals for the business combination.

About Iomega

Iomega Corporation, headquartered in San Diego, is a worldwide leader in innovative storage and network security solutions for small and mid-sized businesses, consumers and others. The Company has sold more than 400 million digital storage drives and disks since its inception in 1980. Today, Iomega’s product portfolio includes industry leading network attached storage products, external hard drives, and its own award-winning removable storage technology, the REV® Backup Drive. OfficeScreen®, Iomega’s managed security services, which are available in the U.S., provide enterprise quality perimeter security and secure remote network access for SMBs, which help protect small enterprises from data theft and liability. To learn about all of Iomega’s digital storage products and managed services solutions, please go to the Web at www.iomega.com. Resellers can visit Iomega at www.iomega.com/ipartner.

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Copyright© 2008 Iomega Corporation. All rights reserved. Iomega, REV, and OfficeScreen are either registered trademarks or trademarks of Iomega Corporation in the United States and/or other countries.  All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

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